Exhibit 99.06

Pazoo.com Experiences Dramatic Traffic Increases On New Website Initiatives

Whippany, N.J., February 11, 2015 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that www.pazoo.com is experiencing an explosive growth rate of organic traffic to an array of new social media website initiatives including a new sub-website and targeting articles.

One such initiative was the creation of www.justjennarose.pazoo.com. Pazoo created this website in December 2014 and began putting forth social media initiatives in January as a beta test to see if these new creative and innovative techniques would boost traffic.  These new initiatives not only boosted traffic, but has seen an explosion of sorts over the past few weeks. In just the first 9 days of February, this new sub-website has had more than 12,000 visits – more than the whole month of January.

Pazoo also published a pet article specific to the extreme weather many are experiencing in the Midwest and Northeast regions of the U.S. just last week – http://pazoo.com/pets/february-please-bring-dogs - and in just a few days it reached more than 40,000 people.  These new initiatives are now a proven way to expand traffic. These new techniques and efforts will now be expanded to other parts of the Pazoo website.

Pazoo CEO David Cunic stated, “I have stepped into a more prominent role with the website now that we have expanded our board of directors and management team. I have been working much closer with our outsourced social media team and we are in the process of bringing in several new social media individuals to our in house team. I am very excited about the impact this will have to our ever expanding website.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: February 11, 2015